Exhibit 99.1

Glucotrack Reports First Quarter 2026 Financial Results and Recent Corporate Highlights

Submitted Investigational Device Exemption (IDE) application to the U.S. Food and Drug Administration (FDA) to initiate a U.S. clinical study for fully implantable continuous blood glucose monitoring (CBGM) technology

Company targeting U.S. clinical trial launch in second half of 2026

Peer-Reviewed Studies published in The Journal of Diabetes Research and in the Institute of Electrical and Electronics Engineers (IEEE) Sensors Journal support advancement of Company’s implantable CBGM technology

Rutherford, NJ, May 14, 2026 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today reported financial results and recent corporate highlights for the first quarter ended March 31, 2026.

“During the quarter, we made meaningful progress advancing our CBGM program while further strengthening our foundation as a company,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “We successfully completed our presub process with FDA, culminating in the submission of our IDE to the FDA, an important milestone that brings us closer to initiating U.S. clinical studies. We also published two key sets of preclinical and in-vitro data in peer-reviewed journals, further supporting the development of our technology, and strengthened our balance sheet by reducing debt and extending our financial runway.”

First Quarter 2026 & Recent Highlights

Corporate Highlights

●	The Company held its third Patient Advisory Board (PAB) meeting during which patients shared perspectives on diabetes device prescribing and initiation, as well as their experiences with healthcare provider education and preparedness.

●	Strengthened balance sheet with debt reduction. The Company reduced the outstanding balance of its $3.6 million promissory note to approximately $1.6 million, primarily through the exchange of a portion of the note into shares of common stock at market price. Subsequent to quarter end, the Company drew approximately $1.0 million under its existing equity line of credit facility, further strengthening its cash position.

Advanced Product and Clinical Development

●	The Company successfully submitted its IDE application to the FDA to initiate a U.S. clinical study for its fully implantable CBGM technology. The submission represents a key milestone in advancing the Company’s CBGM technology into U.S. clinical evaluation, supported by several years of focused engineering, preclinical evaluation, and iterative design work.

●	In a peer-reviewed article titled, “Year-Long Measurement of Glucose Oxidase Deactivation in Electrochemical Glucose Sensors,” published in the IEEE Sensors Journal, the Company reported data validating the long-term stability of its glucose oxidase sensor, providing foundational scientific evidence to support the device’s intended three-year longevity.

●	In a peer-reviewed article titled, “In Vivo Evaluation of a Novel Long-Term Intravascular Implantable Continuous Blood Glucose Monitor in an Ovine Model: A Glucotrack Inc. Investigation,” published in The Journal of Diabetes Research, the Company reported data demonstrating the long-term accuracy and stability of the Company’s fully implantable CBGM system. The in-vivo ovine study showed a 6.8% Mean Absolute Relative Difference (MARD) and sustained sensor performance over 240 days, supporting the platform’s progression toward clinical studies.

Anticipated Milestones

●	Initiate U.S. clinical study of the Company’s CBGM in 2H 2026.

●	Present clinical data demonstrating the safety and accuracy of the CBGM technology at additional industry conferences, with timing and venues to be determined as data become available.

●	Continue to gain insight from patients living with diabetes on current management challenges and receive feedback on Glucotrack’s product development and commercialization strategies through additional PAB meetings.

Financial Results for the Quarter ended March 31, 2026

Research and Development Expenses: Research and development expenses were $2.1 million for first quarter of 2026 compared to $1.9 million for first quarter of 2025. The increase of $0.2 million was primarily due to timing in product and manufacturing development activities.

General and Administrative Expenses: General and Administrative expenses were $2.1 million for the first quarter of 2026 compared to $1.6 million for first quarter of 2025. The increase of $0.5 million was primarily attributable to increased professional fees and personnel costs.

Other (Income) Expense, Net: Other expense was $0.1 million for the first quarter 2026, as compared to $3.3 million for the first quarter of 2025. The decrease in other expense is primarily attributed to the current year’s reduction in the change of derivative liabilities.

Net Loss: Net loss for the first quarter of 2026 was $4.3 million compared to a net loss of $6.8 million for the first quarter of 2025. The decrease in net loss is primarily attributed to the non-cash change in derivative liabilities.

Cash Position: Cash and cash equivalents as of March 31, 2026, were $3.9 million, compared with $7.4 million in cash and cash equivalents as of December 31, 2025. The net decrease in cash and cash equivalents was attributable to $4.1 million of cash used in operating activities offset by net proceeds received from financing activities of $0.6 million.

Based on current plans and assumptions, the Company believes that its existing cash and cash equivalents will provide sufficient runway into early 3Q 2026, allowing for the initiation of its U.S. human clinical trial shortly thereafter.

The Glucotrack Continuous Blood Glucose Monitor is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information about Glucotrack’s CBGM, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s Continuous Blood Glucose Monitor (CBGM) is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. The Glucotrack CBGM is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information, please visit http://www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 30, 2026.

Contacts:

Investor Relations:	Media:
investors@glucotrack.com	GlucotrackPR@icrinc.com

GLUCOTRACK INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars except share data)

	In thousands of US dollars (except stock data)
	March 31, 2026	December 31, 2025
	Unaudited
Current Assets
Cash and cash equivalents	$3,929	$7,383
Other current assets	285	284
Total current assets	4,214	7,667

Operating lease right-of-use asset, net	26	33
Property and equipment, net	116	138
TOTAL ASSETS	$4,356	$7,838

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$1,299	$1,317
Operating lease liability, current	26	28
Promissory notes	3,330	3,182
Other current liabilities	320	246
Total current liabilities	4,975	4,773

Non-Current Liabilities
Derivative financial liabilities	-	1
Operating lease liability, non-current	-	5
Loans from stockholders	232	231
Total liabilities	5,207	5,010

Commitments and contingent liabilities (Note 5)

Stockholders’ Equity (Deficit)
Common Stock of $0.001 par value (“Common Stock”):
250,000,000 shares authorized as of March 31, 2026 and as of December 31, 2025; 2,524,279 and 910,688 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	3	1
Additional paid-in capital	155,274	151,080
Receipts on account of shares	-	3,544
Accumulated other comprehensive income	44	41
Accumulated deficit	(156,172)	(151,838)
Total stockholders’ equity (deficit)	(851)	2,828

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,356	$7,838

GLUCOTRACK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands of US dollars except share data) (unaudited)

	Three-month period ended March 31,
	2026	2025
Operating expenses:
Research and development	$2,132	$1,871
General and administrative	2,071	1,627
Total operating expenses	4,203	3,498
Loss from operations	4,203	3,498
Other (income) expense:
Change in fair value of derivative liabilities	(1)	3,376
Other (income) expense, net	132	(4)
Finance expenses (income), net	-	(37)
Total other (income) expense	131	3,335
Net Loss	4,334	6,833
Other comprehensive income:
Foreign currency translation adjustment	(3)	(36)
Comprehensive loss for the period	$4,331	$6,797
Basic and diluted loss per share	$2.65	$40.14
Weighted average number of Common Stock outstanding used in computing basic and diluted loss per share	1,638,128	169,345